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                                                                EXHIBIT 12


                   GTE NORTHWEST INCORPORATED AND SUBSIDIARY
        Statement of the Consolidated Ratio of Earnings to Fixed Charges
                                  (Unaudited)


(Dollars in Millions)                        Nine Months Ended
                                             September 30, 1999
                                             ------------------
Net earnings available for fixed charges:
  Income from continuing operations               $ 194.8
  Add - Income taxes                                113.9
      - Fixed charges                                45.6
                                                  -------
Adjusted earnings                                 $ 354.3
                                                  =======

Fixed charges:
  Interest expense                                $  43.5
  Portion of rent expense representing interest       2.1
                                                  -------
Adjusted fixed charges                            $  45.6
                                                  =======

RATIO OF EARNINGS TO FIXED CHARGES                   7.77